EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MCGLADREY & PULLEN, LLP

The Board of Directors
inTEST Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-33722, No. 333-43096, No. 333-44059, No. 333-70046, No. 333-90908 and No. 333-145176) on Form S-8 of inTEST Corporation of our report dated July 9, 2009, relating to our audit of the 2008 consolidated financial statements, which appear in this Annual Report on Form 10-K of inTEST Corporation for the year ended December 31, 2008. That report includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGLADREY & PULLEN, LLP

Blue Bell, Pennsylvania
July 9, 2009